EXHIBIT 11

                     BOISE CASCADE OFFICE PRODUCTS CORPORATION
                         COMPUTATION OF PER SHARE EARNINGS
(in thousands, except share information)


                             For the Three Months        For the Nine Months
                              Ended September 30         Ended September 30
                               1998        1997           1998        1997

BASIC EARNINGS PER SHARE
Net income                 $   11,827   $   12,532     $   43,144   $   39,153

Shares of Common Stock:
  Weighted average
    shares outstanding     65,757,737   63,086,894     65,700,493   62,951,608
  Effect of contingent
    shares                     27,836      430,207         25,147      447,267
                           __________   __________     __________   __________
                           65,785,573   63,517,101     65,725,640   63,398,875

Basic earnings
  per share (1)            $      .18   $      .20     $      .66   $      .62


DILUTED EARNINGS PER SHARE
Net income                 $   11,827   $   12,532     $   43,144   $   39,153

Shares of Common Stock:
  Weighted average
    shares outstanding     65,757,737   63,086,894     65,700,493   62,951,608
  Effect of options            27,258      123,285         67,025      122,620
  Effect of contingent
    shares                     27,836      430,207         25,147      447,267
                           __________   __________     __________   __________
                           65,812,831   63,640,386     65,792,665   63,521,495

Diluted earnings
  per share (1)            $      .18   $      .20     $      .66   $      .62




(1)  In 1997, we adopted Statement of Financial Accounting
     Standards No. 128 (SFAS 128), "Earnings Per Share." Earnings per share for 1997 have been restated to reflect SFAS 128. The impact of the adoption was to reduce basic earnings per share by $.01.